Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$17,115,660	$1,988.84

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-180289

(To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Product Supplement EQUITY INDICES SUN-1 dated

October 28, 2013)

1,711,566 Units	Pricing Date	October 24, 2014
$10 principal amount per unit	Settlement Date	October 29, 2014
CUSIP No. 40434D475	Maturity Date	October 27, 2017

Market-Linked Step Up Notes Linked to an

Equity Index Basket

▪	Maturity of approximately three years

▪	If the Basket is flat or increases up to the Step Up Value, a return of 27.60%

▪	If the Basket increases above the Step Up Value, a return equal to the percentage increase in the Basket

▪	The Basket is comprised of the Russell 2000® Index, the EURO STOXX 50® Index, and the MSCI Emerging Markets Index. The Russell 2000® Index was given an initial weight of 33.34%, and each of the EURO STOXX 50® Index and the MSCI Emerging Markets Index were given an initial weight of 33.33%.

▪	1-to-1 downside exposure to decreases in the Basket, with up to 100% of the principal amount at risk

▪	All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES SUN-1.

The estimated initial value of the notes on the pricing date is $9.61 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$ 17,115,660.00
Underwriting discount(1)	$ 0.225	$ 385,102.35
Proceeds, before expenses, to HSBC	$ 9.775	$ 16,730,557.65

(1) See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

October 24, 2014

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

Summary

The Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you with a Step Up Payment if the Ending Value (as determined below) of the Market Measure, which is the Equity Index Basket described below (the “Basket”), is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Basket. See “Terms of the Notes” below.

The Basket is comprised of the Russell 2000® Index, the EURO STOXX 50® Index, and the MSCI Emerging Markets Index (each, a “Basket Component”). On the pricing date, the Russell 2000® Index was given an initial weight of 33.34%, and each of the EURO STOXX 50® Index and the MSCI Emerging Markets Index were given an initial weight of 33.33%.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, reduced the economic terms of the notes (including the Step Up Payment).

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)

On the maturity date, you will receive a cash payment per unit determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately three years
Market Measure:	An approximately equally weighted equity index basket comprised of the Russell 2000® Index (Bloomberg symbol: “RTY”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), and the MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:	The value of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-18 of product supplement EQUITY INDICES SUN-1.
Step Up Value:	127.60 (127.60% of the Starting Value).
Step Up Payment:	$2.76 per unit, which represents a return of 27.60% over the principal amount.
Threshold Value:	100.00 (100% of the Starting Value).
Calculation Day:	October 20, 2017
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.225 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-18.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.

Market-Linked Step Up Notes	TS-2

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement EQUITY INDICES SUN-1 dated October 28, 2013: http://www.sec.gov/Archives/edgar/data/83246/000114420413057120/v358184_424b5.htm
▪	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
▪	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪   You anticipate that the Basket will increase from the Starting Value to the Ending Value.

▪   You accept that your investment will result in a loss, which could be significant, if the Basket decreases from the Starting Value to the Ending Value.

▪   You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪   You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪   You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

▪   You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪   You believe that the Basket will decrease from the Starting Value to the Ending Value.

▪   You seek principal protection or preservation of capital.

▪   You seek interest payments or other current income on your investment.

▪   You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪   You seek an investment for which there will be a liquid secondary market.

▪   You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked Step Up Notes	TS-3

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

Hypothetical Payout Profile

Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $2.76 and the Step Up Value of 127.60% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and term of your investment.

The following table is based on the Starting Value of 100, the Threshold Value of 100, the Step Up Value of 127.60 and the Step Up Payment of $2.76 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$12.76(2)	27.60%
102.00	2.00%	$12.76	27.60%
105.00	5.00%	$12.76	27.60%
110.00	10.00%	$12.76	27.60%
120.00	20.00%	$12.76	27.60%
127.60(3)	27.60%	$12.76	27.60%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
(1)	The Starting Value and Threshold Value were set to 100.00 on the pricing date.

(2)	This amount represents the sum of the principal amount and the Step Up Payment of $2.76.

(3)	This is the Step Up Value.

For recent hypothetical levels of the Basket, see “The Basket” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Market-Linked Step Up Notes	TS-4

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

Redemption Amount Calculation Examples

Example 1

The Ending Value is 90.00, or 90.00% of the Starting Value:

Starting Value: 100.00

Threshold Value: 100.00

Ending Value: 90.00

Redemption Amount per unit

Example 2

The Ending Value is 110.00, or 110.00% of the Starting Value:

Starting Value: 100.00

Step Up Value: 127.60

Ending Value: 110.00

Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value: 100.00

Step Up Value: 127.60

Ending Value: 130.00

Redemption Amount per unit

Market-Linked Step Up Notes	TS-5

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the stocks included in the Basket Components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-18 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Market Measure and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Changes in the level of one Basket Component may be offset by changes in the levels of the other Basket Components.

▪	The relevant Index sponsors may adjust each Basket Component in a way that affects its level, and the Index sponsors have no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Market-Linked Step Up Notes	TS-6

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of the companies included in the Basket Components, we, MLPF&S and our respective affiliates do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement EQUITY INDICES SUN-1.

Other Terms of the Notes

Market Measure Business Day

The provisions of this section shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES SUN-1 dated October 28, 2013.

A “Market Measure Business Day” means a day on which:

(A) each of the New York Stock Exchange and NASDAQ Stock Market, Inc. (as to the Russell 2000® Index), the Eurex (as to the EURO STOXX 50® Index), and the London Stock Exchange, Hong Kong Stock Exchange, São Paulo Stock Exchange and Korea Stock Exchange (as to the MSCI Emerging Markets Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Market-Linked Step Up Notes	TS-7

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled Description of the Notes—Basket Market Measures” beginning on page PS-19 of product supplement EQUITY INDICES SUN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
Russell 2000® Index	RTY	33.34	1,118.824	0.02979915	33.34
EURO STOXX 50® Index	SX5E	33.33	3,030.37	0.01099866	33.33
MSCI Emerging Markets Index	MXEF	33.33	984.38	0.03385888	33.33
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on the calculation day and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on the scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Ending Value of the Basket” beginning on page PS-21 of product supplement EQUITY INDICES SUN-1.

Market-Linked Step Up Notes	TS-8

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through September 2014. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Market-Linked Step Up Notes	TS-9

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

The Basket Components

The Russell 2000® Index

All disclosures in this term sheet regarding the Russell 2000® Index have been derived from publicly available sources, which we have not independently verified. The information summarizes the current index methodology as published by Russell Investment Group (“Russell,” or the “Index Sponsor”) and may be changed by Russell at any time. Additional information on the Russell 2000® Index is available at the following website: http://www.russell.com. No information on that website is deemed to be included or incorporated by reference in this term sheet.

“Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use by us. The notes are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Russell Investment Group Publishes the Russell 2000® Index

The Russell 2000® Index is calculated, published, and disseminated by the Index Sponsor, and measures the composite price performance of stocks of 2,000 companies determined by Russell to be part of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the United States equity market. Real-time dissemination of the Russell 2000® Index began on January 1, 1987. The top five industry groups by market capitalization as of May 31, 2012 were: Financial Services, Consumer Discretionary, Producer Durables, Technology and Health Care.

Only stocks belonging to companies domiciled in the U.S. are allowed into the Russell 2000® Index. This is determined by examining the country of incorporation, country of headquarters and country of most liquid exchange (the three home country indicators, or “HCIs”). Preferred and convertible preferred stock, redeemable shares, warrants, participating preferred stock, trust receipts, rights, pink sheets, OTC Bulletin Board companies, business development companies, exchange traded funds and mutual funds are excluded from the Russell 2000® Index. Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the Russell 2000® Index, although exceptions to this general rule have been made where the Russell has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on the last trading day in May of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 on the last day of May, it will be considered eligible if the daily closing during the month of May is equal to or greater than $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Based on closing values on the last trading day of May of each year, the Russell reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. If, however, the last Friday is the 29th or 30th, reconstitution will occur on the preceding Friday.

Computation of the Russell 2000® Index

The Russell 2000® Index is a capitalization-weighted index. The Russell 2000® Index reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date. The Russell 2000® Index is determined by adding the market values of the component stocks, which are determined by multiplying the price of each stock as of the last trading day in May by the number of total outstanding shares, to obtain the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of the Russell 2000® Index on the base date of December 31, 1978 (when calculated by Russell). For each security, the most recently traded price on the last trading day in May will be used in determining the Russell 2000® Index. If a component security is not open for trading on its primary market, the lowest price from another market will be used.

Capitalization Adjustments

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	Initial Public Offering lock-ups – shares that are locked up during an initial public offering (“IPO”) will be considered unavailable at the time the IPO enters the index;

•	Government holdings – shares held directly by government holders will be considered unavailable and removed completely; shares held by government investment boards and/or investment arms will be removed if the holding is 10% or more; and, shares held by government pension plans will be considered institutional holdings and will not be removed;

Market-Linked Step Up Notes	TS-10

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

•	ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10% or more of the shares outstanding are adjusted;

•	Corporate cross-owned shares – when shares of a company in the Russell 2000® Index are held by another company also in the Russell 2000® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•	Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns more than 10% of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

•	Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ will be adjusted.

Corporate Action Adjustments

Annual reconstitution is the process by which the Russell 2000® Index is completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get larger or smaller over time, or change in their characteristics. When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards, the stock is deleted from the Russell 2000® Index at either the current day at the stock’s last traded price or, the following day at the closing over-the-counter (“OTC”) Bulletin Board price. The following summarizes the types of the Russell 2000® Index maintenance adjustments and indicates whether or not an index adjustment is required:

“No Replacement” Rule – Securities that leave the Russell 2000® Index for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced. Therefore, the number of securities in the Russell 2000® Index will fluctuate according to corporate activity.

Mergers and Acquisitions – When acquisitions or mergers take place between constituent companies, the stock’s capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of the Russell 2000® Index. Shares are updated for the acquiring stock at the time the transaction is final. If the action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied on the following day. If the acquiring company is a member but the acquired company is not, the acquiring company’s shares will be adjusted at the month end. If, however, the acquiring company is not a member, the target will be deleted from the Russell 2000® Index after the action is final.

Deleted Stocks – When deleting stocks from the Russell 2000® Index as a result of exchange delisting or reconstitution, the price used is the last traded price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on their primary exchange. There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

Additions for Spin-Offs – Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution. A spun-off company may be assigned to a different country from the parent, if any of its HCIs differ from those of the parent. Consequently, the spin-off company may become a member of the Russell Global Index. Otherwise, the same rules apply between domestic and cross-border spin-off additions.

Quarterly IPO Additions – Eligible companies that have recently completed an IPO are added to the Russell 2000® Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000® Index. Eligible companies will be added to the Russell 2000® Index using their industry’s average style probability established at the latest constitution. In order for a company to be added to the Russell 2000® Index in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements. Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (i) priced and traded; (ii) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 2000® Index as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Reincorporations - Members of the Russell 2000® Index that are reincorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that reincorporate and no longer trade in the U.S. are immediately deleted from the U.S. indexes and placed in the appropriate country within the Russell Global Index. Those that reincorporate to the U.S. during the year will be assessed during reconstitution for membership.

Rights Offerings – Russell will only adjust the index to account for a right if the subscription price of the right is at a discount from the market price.

Tender offers – A company that is acquired through a tender offer will be removed from the Russell 2000® Index if (i) the initial tender offer expires; (ii) the shareholders validly tendered; (iii) all regulatory requirements have been fulfilled and (iv) the acquiring company is able to finalize the acquisition.

Market-Linked Step Up Notes	TS-11

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

A spun-off company may be assigned to a different country from the parent, if any of its HCIs differ from those of the parent. Consequently, the spin-off company may become a member of the Russell Global Index. Otherwise, the same rules apply between domestic and cross-border spin-off additions.

Bankruptcy and Voluntary Liquidations – A company that has filed for Chapter 7 or has filed a liquidation plan will be removed from the Russell 2000® Index at the time of filing. If a company files for Chapter 11 bankruptcy, it will not be delisted unless it is delisted from the primary exchange.

Dividends – Gross dividends are included in the daily total return calculation of the Russell 2000® Index on the basis of their ex-dates rather than the pay-date because this is when the marketplace price adjustment occurs.

Stock Distributions – When a stated amount of shares are distributed on the ex-date, price adjustment and shares are increased on the ex-date. When an undetermined amount of shares are to be distributed at a future date based on earnings and profits, the price adjustment will occur on the ex-date and the shares will be increased on the pay-date.

Halted Securities – When a stock’s trading is halted, the Russell 2000® Index will hold the security at its most recent closing price until trading resumes or delisting occurs unless the stock is halted for 40 days or more or due to exchange rules or regulatory issues for more than one quarter, in which case Russell will review the situation on a case by case basis.

Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are ordinarily effective on the ex-date.

The following graph shows the historical performance of the Russell 2000® Index in the period from January 2008 through September 2014. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Russell 2000® Index was 1,118.824.

Historical Performance of the Russell 2000® Index

This historical data on the Russell 2000® Index is not necessarily indicative of the future performance of the Russell 2000® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Russell 2000® Index during any period set forth above is not an indication that the level of the Russell 2000® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Russell 2000® Index.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Frank Russell”). Frank Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities, generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell’s only relationship to HSBC is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to the HSBC or the notes. Frank Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Frank Russell makes no

Market-Linked Step Up Notes	TS-12

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the notes. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the notes:

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO THE OBTAINED BY HSBC, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The EURO STOXX 50® Index

We have derived all information contained in this term sheet regarding the EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, STOXX Limited. STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the EURO STOXX 50® Index at any time.

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is reported daily on the Bloomberg Professional® service under the symbol “SX5E” and on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Composition and Maintenance of the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks from of market sectors from within the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; and utilities.

The EURO STOXX 50® Index is weighted by free float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free float market capitalization. Free float weights are reviewed quarterly and the EURO STOXX 50® Index composition is reviewed annually September.

Within each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current EURO STOXX 50® Index components are added to the selection list. The stocks on the selection list are ranked by free float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the EURO STOXX 50® Index ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50® Index contains 50 stocks.

EURO STOXX 50® Index Calculation

The EURO STOXX 50® Index is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

EURO STOXX 50® Index =	free float market capitalization of the EURO STOXX 50® Index divisor of the EURO STOXX 50® Index

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of EURO STOXX 50® Index values despite changes due to corporate actions.

Market-Linked Step Up Notes	TS-13

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

The following graph shows the historical performance of the EURO STOXX 50® Index in the period from January 2008 through September 2014. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the EURO STOXX 50® Index was 3,030.37.

Historical Performance of the EURO STOXX 50® Index

This historical data on the EURO STOXX 50® Index is not necessarily indicative of the future performance of the EURO STOXX 50® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period set forth above is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the EURO STOXX 50® Index.

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the notes.

STOXX and its licensors (the "Licensors") have no relationship to the HSBC USA Inc., other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

▪	Sponsor, endorse, sell or promote the notes.

▪	Recommend that any person invest in the notes or any other securities.

▪	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

▪	Have any responsibility or liability for the administration, management or marketing of the notes.

▪	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

▪	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

o	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

o	The accuracy or completeness of the EURO STOXX 50® Index and its data;

o	The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

o	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;

▪	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC USA Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Market-Linked Step Up Notes	TS-14

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

The MSCI Emerging Markets Index

The MSCI indices were founded in 1969 by Capital International as the first international performance benchmarks constructed to facilitate accurate comparison of non-U.S. markets.  Morgan Stanley acquired the rights to license the MSCI indices in 1986.  In November 1998, Morgan Stanley transferred all rights to the MSCI indices to MSCI, a Delaware corporation.  In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, performance measurement and attribution systems and services to managers of portfolio and firm-wide investment risk and merged this with MSCI.  The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

All information regarding the MSCI Emerging Markets Index reflects the policies of, and is subject to change by, MSCI.

The MSCI Emerging Markets Index offers a representation of emerging markets based on the following countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. With 824 constituents, the MSCI Emerging Markets Index covers approximately 85% of the free float-adjusted market capitalization in each country. It is based on the Global Investable Market Indices methodology which emphasizes index liquidity, investibility and replicability. The MSCI Emerging Markets Index has a base value of 100.00 and a base date of December 31, 1987.

The Country Indices

The components of each MSCI EM Constituent Country MSCI Emerging Markets Index used to be selected by MSCI from among the universe of securities eligible for inclusion in the MSCI EM Constituent Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant MSCI EM Constituent Country Index are included) and (iii) meet certain other investability criteria. Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each MSCI EM Constituent Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion—but will still be subject to liquidity, foreign investment restrictions and other investability adjustments.  MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the MSCI Emerging Markets Index

The performance of the MSCI Emerging Markets Index on any given day represents the weighted performance of all of the components included in all of the MSCI EM Constituent Country Indices.  Each component in the MSCI Emerging Markets Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the MSCI EM Constituent Country Indices.

Maintenance of and Changes to the MSCI Emerging Markets Index

MSCI maintains the MSCI Emerging Markets Index with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments.  In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the MSCI Emerging Markets Index.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the MSCI Emerging Markets Index;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review; and

•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time.  MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Emerging Markets Index are the official exchange closing prices or those figures accepted as such.  MSCI reserves the right to use an alternative pricing source on any given day.

Exchange Rates

MSCI uses the foreign exchange rates published by WM / Reuters at 4:00 p.m., London time.  MSCI uses WM / Reuters rates for all developed and emerging markets.

Market-Linked Step Up Notes	TS-15

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day.  In such circumstances, an announcement would be sent to clients with the related information.  If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

The following graph shows the historical performance of the MSCI Emerging Markets Index in the period from January 2008 through September 2014. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MSCI Emerging Markets Index was 984.38.

Historical Performance of the MSCI Emerging Markets Index

This historical data on the MSCI Emerging Markets Index is not necessarily indicative of the future performance of the MSCI Emerging Markets Index or what the value of the notes may be. Any historical upward or downward trend in the level of the MSCI Emerging Markets Index during any period set forth above is not an indication that the level of the MSCI Emerging Markets Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the MSCI Emerging Markets Index.

License Agreement

The MSCI Emerging Markets Index is the exclusive property of MSCI Inc. (“MSCI”).  MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by HSBC USA Inc.  The notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the notes. This term sheet contains a more detailed description of the limited relationship MSCI has with HSBC USA Inc. and any related financial securities.  No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC USA INC.  THIS FINANCIAL PRODUCT HAS NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THIS FINANCIAL PRODUCT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN

Market-Linked Step Up Notes	TS-16

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER OF THIS FINANCIAL PRODUCT, OWNERS OF THIS FINANCIAL PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN.  WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

Market-Linked Step Up Notes	TS-17

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

Supplement to the Plan of Distribution

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds” on page PS-15 of product supplement EQUITY INDICES SUN-1.

Market-Linked Step Up Notes	TS-18

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Basket.

▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Under newly proposed Treasury regulations, a “dividend equivalent” payment (as discussed in the product supplement) includes payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument. If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents. However, the Treasury Department and IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the Federal Register of final regulations addressing dividend equivalent withholding.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement EQUITY INDICES SUN-1.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the notes offered by this term sheet have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

Market-Linked Step Up Notes	TS-19

Market-Linked Step Up Notes Linked to an Equity Index Basket, due October 27, 2017

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Market-Linked Step Up Notes	TS-20